                     AFFORDABLE RESIDENTIAL COMMUNITIES INC.
                     ---------------------------------------

                  FORM OF ARTICLES OF AMENDMENT AND RESTATEMENT

     FIRST: Affordable Residential Communities Inc., a Maryland corporation (the
"Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

     SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I

                                  INCORPORATOR

     The undersigned, James J. Hanks, Jr., whose address is c/o Venable LLP, 2
Hopkins Plaza, Suite 1800, Baltimore, Maryland 21201, being at least 18 years of age, does hereby form a corporation under the general laws of the State of
Maryland.

                                   ARTICLE II

                                      NAME

     The name of the corporation (the "Corporation") is:

                     Affordable Residential Communities Inc.

                                   ARTICLE III

                                     PURPOSE

     The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of
1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                                   ARTICLE IV

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

     The address of the principal office of the Corporation in the State of
Maryland is c/o Venable LLP, 2 Hopkins Plaza, Suite 1800, Baltimore, Maryland
21201. The name of the resident agent of the Corporation in the State of
Maryland is James J. Hanks, Jr., whose post office address is c/o Venable LLP, 2
Hopkins Plaza, Suite 1800, Baltimore, Maryland 21201. The resident agent is a citizen of and resides in the State of Maryland.

                                    ARTICLE V

                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

                  Section 5.1 Number and Qualification of Directors. The
business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be
_______________, which number may be increased or decreased pursuant to the
Bylaws, but shall never be less than the minimum number required by the Maryland
General Corporation Law (the "MGCL") nor more than 15. The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

                                             --------------------

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                                      -2-

Subject to the provisions of this Section 5.1, these directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the next annual meeting of stockholders in the manner provided in the
Bylaws.

     The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

     Section 5.2 Extraordinary Actions. Except as specifically provided in
Section 5.8 (relating to removal of directors) and in Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

     Section 5.3 Authorization by Board of Stock Issuance. The Board of
Directors may authorize the issuance from time to time of shares of stock of the
Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or

                                      -3-

stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter of the Corporation (the "Charter") or the Bylaws.

     Section 5.4 Preemptive Rights and Appraisal Rights. Except as may be
provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.5 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the
Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under
Title 3, Subtitle 2 of the MGCL unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

     Section 5.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the
Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the
Corporation. The Corporation shall have the power, with the approval of the
Board of

                                      -4-

Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

     Section 5.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the
Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock:
the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof
(whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

     Section 5.7 REIT Qualification. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; provided, however, if the
Board of Directors determines that it is no longer in the best interests of the
Corporation to continue to be qualified as a REIT, the Board of

                                      -5-

Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

     Section 5.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock (as defined herein) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph,
"cause" shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

                                   ARTICLE VI

                                      STOCK

     Section 6.1 Authorized Shares. The Corporation has authority to issue
120,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock,
$.01 par value per share ("Common Stock"), 10,000,000 shares of Special Voting
Stock, $.01 par value per share ("Special Voting Stock"), and 10,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $1,200,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that

                                      -6-

the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. To the extent permitted by
Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

     Section 6.2 Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of
Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

     Section 6.3 Special Voting Stock.

     Section 6.3.1 Dividends and Distributions. The holders of shares of Special
Voting Stock shall not be entitled to any regular or special dividend payments.
Without limiting the foregoing, the holders of shares of Special Voting Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the shares of Common Stock or any other stock of the
Corporation.

     Section 6.3.2 Voting Rights. The holders of shares of Special Voting Stock shall have the following voting rights:

         (a) Subject to the provisions for adjustment set forth in this Section
6.3.2, each share of Special Voting Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the
Corporation. The holders of shares of Special Voting Stock shall vote collectively with the holders of shares of Common Stock as one class on all matters submitted to a vote of stockholders of the Corporation, and, except as

                                      -7-

expressly set forth in Section 6.3.8 hereof, the holders of shares of Special
Voting Stock shall have no other voting rights, as a separate class or other otherwise, including any rights to vote as a class with respect to any extraordinary corporate action such as a merger, consolidation, dissolution, liquidation or the like.

         (b) In the event that the Corporation shall (i) declare or pay a dividend on its outstanding shares of Common Stock in shares of Common Stock or make a distribution to all holders of its outstanding shares of Common Stock in shares of Common Stock, (ii) split or subdivide its outstanding shares of Common
Stock or (iii) effect a reverse stock split or otherwise combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such case, the number of votes per share of Special Voting Stock to which the holders of Special Voting Stock were entitled immediately prior to the completion of any such event shall be adjusted by multiplying such number by a fraction, (x) the numerator of which shall be the number of shares of Common
Stock issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination had occurred as of such time) and (y) the denominator of which shall be the actual number of shares of Common Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination.

     Section 6.3.3 Pairing. The Corporation shall not issue or agree to issue any shares of Special Voting Stock to any person unless effective provision has been made for the simultaneous issuance by Affordable Residential Communities
LP, a Delaware limited partnership (the "Operating Partnership"), to the same person of the same number of Paired

                                      -8-

Common Units (as defined in the Agreement of Limited Partnership of the
Operating Partnership, as amended from time to time (the "Partnership
Agreement")), and for the pairing of such shares of Special Voting Stock and
Paired Common Units in accordance with the Pairing Agreement (the "Pairing
Agreement"), dated as of the date hereof, by and between the Corporation and the
Operating Partnership. Until the limitation on transfer provided for in Section
1 of the Pairing Agreement shall be terminated in accordance with the terms of the Pairing Agreement:

         (a) No share of Special Voting Stock shall be transferable, and no such share shall be transferred on the stock transfer books of the Corporation, except in accordance with (i) the provisions of the Pairing Agreement and (ii)
the provisions of Article XI of the Partnership Agreement.

         (b) A legend shall be placed on the face of each certificate representing ownership of shares of Special Voting Stock referring to the restriction on transfer set forth herein and in the Pairing Agreement.

     Section 6.3.4. Reacquired Shares. Any shares of Special Voting Stock acquired by the Corporation or the Operating Partnership in any manner whatsoever (including any shares acquired by the Corporation or the Operating
Partnership as contemplated by Section 8.6.F(8) of the Partnership Agreement)
shall be cancelled automatically, shall cease to be outstanding and shall become authorized but unissued shares of Special Voting Stock, and the former holder or holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares. Any shares of Special Voting Stock that are cancelled in accordance with the preceding sentence may be issued by the Corporation as shares of Special Voting Stock in accordance with the applicable provision of the charter.

                                      -9-

     Section 6.3.5 Liquidation, Dissolution or Winding Up. The holders of shares of Special Voting Stock shall not be entitled to any distribution rights or any other rights to receive any property upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation.

     Section 6.3.6. Redemption. The shares of Special Voting Stock shall not be redeemable by the Corporation. Notwithstanding the foregoing, if at any time any limited partner of the Operating Partnership elects to redeem any Paired Common
Unit pursuant to Section 8.6 of the Partnership Agreement and the Corporation
exercises its rights under Section 8.6.B of the Partnership Agreement to acquire any or all of such Paired Common Units in exchange for shares of Common Stock, then upon the acquisition by the Corporation of any such Paired Common Units in exchange for shares of Common Stock in accordance with the terms and conditions of the Partnership Agreement, the shares of Special Voting Stock paired with the
Paired Common Units so acquired shall become authorized but unissued shares of
Special Voting Stock as contemplated by Section 6.3.4 above, and thereafter the former holders thereof shall have no further rights (hereunder or otherwise)
with respect to such shares.

     Section 6.3.7 Certain Business Combinations Involving the Operating
Partnership. In the event that the Operating Partnership is party to any consolidation, merger, combination or other transaction pursuant to which the
Paired Common Units are converted or changed into or exchanged for stock and/or other securities of any other entity and/or cash or any other property, then in any such case the shares of Special Voting Stock paired with such Paired Common
Units shall be cancelled and extinguished at and as of the effective time of such transaction without any consideration therefor (except for the consideration, if any, provided for in the agreement with respect to such transaction), and thereafter the former holders of such

                                      -10-

shares of Special Voting Stock shall have no further rights (hereunder or otherwise) with respect to such cancelled and extinguished shares.

     Section 6.3.8 Amendment. The Charter shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Special Voting Stock, as set forth herein, so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Special Voting Stock, voting separately as a class.

     Section 6.3.9 Fractional Shares. Special Voting Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights and to have the benefit of all other rights of holders of Special Voting Stock.

     Section 6.4 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

     Section 6.5 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of
Maryland ("SDAT").

                                      -11-

Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of
Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other
Charter document filed with the SDAT.

     Section 6.6 Charter and Bylaws. All persons who shall acquire stock in the
Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

                                   ARTICLE VII

                 RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

     Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

     Aggregate Stock Ownership Limit. The term "Aggregate Stock Ownership Limit"
shall mean not more than 9.8% in value of the aggregate of the outstanding shares of Stock. The value of the outstanding shares of Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

     Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Stock by a Person, whether the interest in the shares of Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the
Code, as modified by Section 856(h)(1)(B) of the Code. The

                                      -12-

terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     Business Day. The term "Business Day" shall mean any day, other than a
Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

     Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

     Common Stock Ownership Limit. The term "Common Stock Ownership Limit" shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

     Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Stock by a Person, whether the interest in the shares of Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section
318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms
"Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                                      -13-

     Excepted Holder. The term "Excepted Holder" shall mean any stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

     Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, as it relates to any Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section
7.2.7.

     Individual. The term "Individual" shall mean any person that is treated as an individual for purposes of Section 542(a)(2) of the Code, as modified by
Section 856(h)(3) of the Code.

     Initial Date. The term "Initial Date" shall mean the date upon which the
Articles of Amendment and Restatement containing this Article VII are filed with the SDAT.

     Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Stock, the Closing Price for such Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such
Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the
NYSE or, if such Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such
Stock is listed or admitted to trading or, if such Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted,

                                      -14-

the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated
Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Stock, the fair market value of the Stock, as determined in good faith by the Board of Directors of the Corporation.

     Non-U.S. Person. The term "Non-U.S. Person" shall mean a Person other than a U.S. Person.

     NYSE. The term "NYSE" shall mean the New York Stock Exchange.

     Person. The term "Person" shall mean an Individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an
Excepted Holder Limit applies.

     Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2, would Beneficially Own or Constructively Own shares of Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

                                      -15-

     Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership,
Constructive Ownership and Transfers of shares of Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

     Stock. The term "Stock" shall mean all classes or series of stock of the
Corporation, including, without limitation, Common Stock, Special Voting Stock and Preferred Stock.

     Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Stock or the right to vote or receive dividends on Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Stock or any interest in Stock or any exercise of any such conversion or exchange right and
(c) Transfers of interests in other entities that result in changes in
Beneficial or Constructive Ownership of Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially
Owned and whether by operation of law or otherwise. The terms "Transferring" and
"Transferred" shall have the correlative meanings.

     Trust. The term "Trust" shall mean any trust provided for in Section 7.3.1.

                                      -16-

     Trustee. The term "Trustee" shall mean the Person unaffiliated with the
Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

     U.S. Person. The term "U.S. Person" shall mean (a) a citizen or resident of the United States, (b) a partnership or corporation formed or organized under the laws of the United States or any state therein (including the District of
Columbia), (c) any estate or trust (other than a foreign estate or foreign trust within the meaning of Section 7701(a)(31) of the Code) or (d) any other Person that is a U.S. person for federal income tax purposes.

     Section 7.2 Stock.

         Section 7.2.1 Ownership Limitations. Subject to Section 7.4 and except as provided in Section 7.2.7, during the period commencing on the Initial Date and continuing until the Restriction Termination Date:

               (a) Basic Restrictions.

                    (i) (1) No Individual, other than an Excepted Holder, shall
Beneficially Own or Constructively Own shares of Stock in excess of the
Aggregate Stock Ownership Limit, (2) no Individual, other than an Excepted
Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall
Beneficially Own or Constructively Own shares of Stock in excess of the Excepted
Holder Limit for such Excepted Holder.

                    (ii) No Person shall Beneficially Own shares of Stock to the extent that such Beneficial Ownership of Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as

                                      -17-

a REIT (including, but not limited to, Beneficial Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the
Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the
Code).

                    (iii) Subject to Section 7.4, notwithstanding any other
provisions contained herein, any Transfer of shares of Stock or other event that, if effective, would result in the Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the
Code (but without reference to the rules of attribution under Section 544 of the
Code)) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock.

                    (iv) No Person shall Beneficially Own or Constructively Own shares of Stock to the extent that such Beneficial Ownership or Constructive
Ownership of Stock would result in Non-U.S. Persons directly or indirectly owning shares of Stock the fair market value of which would comprise 50% or more of the fair market value of the issued and outstanding shares of Stock.

               (b) Transfer in Trust. If any Transfer of shares of Stock or other event occurs which, if effective, would result in any Person Beneficially
Owning or Constructively Owning, in violation of Section 7.2.1(a)(i), or
Beneficially Owning, in violation of Section 7.2.1(a)(ii), or directly or indirectly owning, in violation of Section 7.2.1(a)(iv), shares of Stock,

                                      -18-

                    (i) then that number of shares of Stock the Beneficial or
Constructive Ownership, or direct or indirect ownership, of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer or other event, and such Person shall acquire no rights in such shares; or

                    (ii) if the transfer to the Trust described in clause (i) of this Section 7.2.1(b) would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iv), then the Transfer of that number of shares of Stock that otherwise would cause any Person to violate Section
7.2.1(a)(i), (ii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock.

         Section 7.2.2 Remedies for Breach. If the Board of Directors of the
Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Stock in violation of Section 7.2.1 (whether or not such violation is intended), the
Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer or other event on the books of the
Corporation or instituting proceedings to enjoin such Transfer or other event;
provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the
Trust described above, and, where

                                      -19-

applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

         Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

         Section 7.2.4 Owners Required To Provide Information. From the Initial
Date and prior to the Restriction Termination Date:

               (a) every owner of more than five percent (or such lower
percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the
Aggregate Stock Ownership Limit; and

               (b) each Person who is a Beneficial or Constructive Owner of
Stock and each Person (including the stockholder of record) who is holding Stock for a

                                      -20-

Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

         Section 7.2.5 Remedies Not Limited. Subject to Section 5.7 of the
Charter, nothing contained in this Article VII shall limit the authority of the
Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

         Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, the Board of Directors of the
Corporation shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to
it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or
7.3. Absent a decision to the contrary by the Board of Directors (which the
Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial or Constructive
Ownership, or direct or indirect ownership, of Stock in violation of Section
7.2.1, such remedies (as applicable) shall apply first to the shares of Stock which, but for such remedies, would have been Beneficially Owned or
Constructively Owned (but not actually owned) by such Person, pro rata among the
Persons who actually own such shares of Stock based upon the relative number of the shares of Stock held by each such Person.

                                      -21-

         Section 7.2.7 Exceptions.

               (a) Subject to Section 7.2.1(a)(ii), (iii) and (iv), the Board of
Directors of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) an Individual from the Aggregate Stock Ownership Limit and the
Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Individual if:

                    (i) the Board of Directors obtains such representations and undertakings from such Individual as are reasonably necessary to ascertain that no Person's Beneficial or Constructive Ownership of such shares of Stock will violate Section 7.2.1(a)(ii), (iii) or (iv) and that any such exception will not cause the Corporation to fail to qualify as a REIT under the Code;

                    (ii) such Individual does not and represents that he or she will not own, actually or Constructively, an interest in a tenant of the
Corporation (or a tenant of any entity owned or controlled by the Corporation)
that would cause the Corporation to own, actually or Constructively, more than a
9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Individual as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the
Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

                                      -22-

                    (iii) such Individual agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3. If the Board of Directors of the
Corporation establishes or increases an Excepted Holder Limit for one or more
Individuals under this Section, it may reasonably determine that a correlative downward adjustment to the Aggregate Stock Ownership Limit and/or Common Stock
Ownership Limit should be made.

               (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal
Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of
Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

               (c) The Board of Directors may only reduce the Excepted Holder
Limit for an Excepted Holder: (1) with the written consent of such Excepted
Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No
Excepted Holder Limit shall be reduced to a percentage that is less than the
Common Stock Ownership Limit.

         Section 7.2.8 Increase in Aggregate Stock Ownership and Common Stock
Ownership Limits. Subject to Section 7.2.1(a)(ii), (iii) and (iv), the Board of
Directors may from

                                      -23-

time to time increase the Common Stock Ownership Limit and the Aggregate Stock
Ownership Limit for one or more Individuals and decrease the Common Stock
Ownership Limit and the Aggregate Stock Ownership Limit for all other
Individuals; provided, however, that the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Individual whose percentage ownership in Stock is in excess of such decreased Common Stock
Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such
Individual's percentage of Stock equals or falls below the decreased Common
Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of Stock in excess of such percentage ownership of Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership
Limit and, provided further, that the new Common Stock Ownership Limit and/or
Aggregate Stock Ownership Limit would not allow five or fewer Individuals to
Beneficially Own more than 49.9% in value of the outstanding Stock.

         Section 7.2.9 Legend. Each certificate for shares of Stock shall bear substantially the following legend:

     The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate
     Investment Trust under the Internal Revenue Code of 1986, as amended
     (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Charter, (i) no Individual may
     Beneficially or Constructively Own shares of the Corporation's Common
     Stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the
     Corporation unless such Individual is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no
     Individual may Beneficially or Constructively Own shares of Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Stock of the Corporation, unless such Individual is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code

     or otherwise cause the Corporation to fail to qualify as a REIT; (iv)
     no Person shall Beneficially Own or Constructively Own shares of Stock to the extent that such Beneficial Ownership or Constructive Ownership of Stock would result in Non-U.S. Persons directly or indirectly owning shares of Stock the fair market value of which would comprise
     50% or more of the fair market value of the issued and outstanding shares of Stock; and (v) no Person may Transfer shares of Stock if such Transfer would result in the Stock of the Corporation being beneficially owned by fewer than 100 Persons. Any Person who
     Beneficially or Constructively Owns, or directly or indirectly owns, or attempts to Beneficially or Constructively Own, or directly or indirectly own, shares of Stock which causes or will cause a Person to
     Beneficially or Constructively Own, or directly or indirectly own, shares of Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership (excluding (v) above) are violated, the shares of Stock represented hereby will be automatically transferred to a
     Trustee of a Trust for the benefit of one or more Charitable
     Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a
     Transfer or other event may violate the restrictions described above.
     Furthermore, upon the occurrence of certain events, attempted
     Transfers in violation of the restrictions described above may be void ab -- initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its
     Principal Office.

         Instead of the foregoing legend, the certificate may state that the
Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

     Section 7.3 Transfer of Stock in Trust.

         Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of
Stock to a Trust, such shares of Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust

                                      -25-

for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the
Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

         Section 7.3.2 Status of Shares Held by the Trustee. Shares of Stock
held by the Trustee shall be issued and outstanding shares of Stock of the
Corporation. The Prohibited Owner shall have no rights in the shares held by the
Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

         Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of
Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.
Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited

                                      -26-

Owner prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary;
provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the
Corporation has received notification that shares of Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

         Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Stock have been transferred to the
Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited
Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The
Prohibited Owner shall receive the lesser of (1) the price paid by the
Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the
Trust (e.g., in the case of a gift, devise or other such transaction), the
Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the
Prohibited Owner by the amount of dividends and distributions which have been paid to the

                                      -27-

Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to
Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the
Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Stock have been transferred to the Trustee, such shares are sold by a
Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

         Section 7.3.5 Purchase Right in Stock Transferred to the Trustee.
Shares of Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the
Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the
Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII.
The Corporation may pay the amount of such reductions to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

                                      -28-

         Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable
Beneficiary and (ii) each such organization must be described in Section
501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the
Code.

     Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the
NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

     Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this
Article VII.

     Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

     Section 7.7 Severability. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then a Prohibited Owner may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares of Stock that

                                      -29-

resulted in such Prohibited Owner Beneficially Owning or Constructively Owning,
or directly or indirectly owning, shares of Stock in violation of Section
7.2.1(a)(i), (ii) or (iv) and to hold such shares of Stock on behalf of the
Corporation and the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                  ARTICLE VIII

                                   AMENDMENTS

     The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.
Any amendment to Section 5.8 or to this sentence of the charter shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

                                   ARTICLE IX

                             LIMITATION OF LIABILITY

     To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the
Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                      -30-

     THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

     FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

     FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

     SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

     SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was
110,000,000, consisting of 90,000,000 shares of Common Stock, $.01 par value per share, 10,000,000 shares of Special Voting Stock, $.01 par value per share, and
10,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $1,100,000.

     EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 120,000,000, consisting of 100,000,000 shares of Common Stock, $.01 par value per share, 10,000,000 shares of Special Voting Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share.
The aggregate par value of all authorized shares of stock having par value is
$1,200,000.

                                      -31-

     NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                            [signatures on next page]

                                      -32-

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this _____ day of February, 2004.

ATTEST:                                      AFFORDABLE RESIDENTIAL
                                             COMMUNITIES INC.

By:                                          By:                          (SEAL)
   ------------------------------               --------------------------
Name:  Scott L. Gesell                       Name: George McGeeney
Title: Secretary                             Title: President

                                      -33-